Exhibit 99.2

SIGNET GROUP PLC

US SHARE OPTION PLAN 2003

(Approved and adopted by the Company in general meeting on 8 July 2003 and amended by the Board on 4th March 2004)

Prepared from the Addleshaw Goddard original by: Herbert Smith Exchange House Primrose Street London EC2A 2HS Ref. 2281/3187/30837809 Date: 2 March 2004

CONTENTS

Rule		Page
1	DEFINITIONS AND INTERPRETATION	1
2	GRANT OF OPTIONS	3
3	OPTION PRICE	5
4	PLAN LIMITS	5
5	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS	6
6	TAKEOVERS, RECONSTRUCTIONS AND WINDING UP	8
7	EXERCISE OF OPTIONS	10
8	ADJUSTMENT OF OPTIONS	11
9	ADMINISTRATION	12
10	AMENDING THE PLAN	13
11	GENERAL	14
12	INCENTIVE STOCK OPTIONS	15

1

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions used in this Plan which begin with capital letters have the following meanings:

“ADSs” means the American Depository Shares representing Shares in the Company;

“Appropriate Period” has the meaning given by paragraph 26 of Schedule 4 to the ITEPA;

“Associated Company” means in relation to the Company:

(i)	any company which has Control of the Company; or

(ii)	any company (other than a Participating Company) which is under the Control of any company referred to in (i) above;

“Board” means the board of directors for the time being of the Company or a duly authorised committee of it which for the avoidance of doubt may include the Remuneration Committee;

“Company” means Signet Group plc (registered no. 477692);

“Control” means the power of a person to secure:

(i)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(ii)	by virtue of any power conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

“Date of Grant” means the date on which the Grantor grants an Option under Rule 2.5;

“Dealing Day” means any day on which the London Stock Exchange is open for the transaction of business;

“Discretionary Share Option Plan” means a share option plan, other than a savings-related share option plan, in which participation is at the discretion of the grantor of options under that plan;

“Eligible Employee” means any person whom at the Date of Grant:

(i)	is an employee or director of a Participating Company on terms which, in either case, require him to devote substantially the whole of his working time to his duties as such; and

(ii)	is not within 6 months of his normal retirement date under his contract of employment;

“Employees’ Share Plan” means a scheme for encouraging or facilitating the holding of shares or debentures in a company by or for the benefit of:

(i)	the bona fide employees or former employees of the company, the company’s Subsidiary or holding company or a Subsidiary of the company’s holding company; or

(ii)	the wives, husbands, widows, widowers or children or step-children under the age of 18 of such employees or former employees;

“Exercise Price” means the total amount payable on the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

“Grantor” means in relation to an Option, the Person who granted it, which may be the Company or any other Person;

“Incentive Stock Options” shall have the meaning ascribed to such term in section 422 of the Internal Revenue Code 1986 (as amended);

“ITEPA” means the UK Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange” means the London Stock Exchange plc or any successor body carrying on the business of the London Stock Exchange;

“Market Value” means in relation to a Share on any day:

(i)	if the Shares are listed on the London Stock Exchange, its middle market quotation (as derived from the Daily Official List of the London Stock Exchange on that day); or

(ii)	if the Shares are not listed on the London Stock Exchange its market value, determined in accordance with Part VIII of the UK Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of the UK Inland Revenue;

“Option” means a right to subscribe for Shares under the Plan which has been granted or is proposed to be granted and which may or may not constitute an Incentive Stock Option;

“Option Exercise Date” means the date when the exercise of an Option is effective because it complies with Rules 7.2 and 7.3;

“Option Price” means the price per share at which a Participant may subscribe for Shares on the exercise of an Option determined under Rule 3;

“Participant” means any Eligible Employee to whom an Option has been granted, or (where the context requires) his personal representatives;

“Participating Company” means:

(i)	the Company; and

(ii)	any other company which is under the Control of the Company and is a Subsidiary of the Company (unless otherwise designated by the Board);

“Person” means any individual, corporation, partnership, limited liability company, trust or other entity of whatever nature;

“Plan” means the Signet Group plc US Share Option Plan 2003 in its present form or as for the time being amended in accordance with the Rules;

“Plan Period” means the period starting on the date the Plan is adopted by the Company in general meeting and ending on the tenth anniversary of that date;

“Remuneration Committee” means a duly authorised remuneration committee of the Board all the members of which are non-executive directors;

“Rules” means these rules as amended from time to time;

“Share” means a fully paid ordinary share in the capital of the Company or, where relevant, ADSs;

“Subsidiary” means a company (A) which is a subsidiary of another company (B) if:

(i)	that other company (B):

(a)	is a member of it and controls the composition of its board of directors; or

(b)	holds more than half in nominal value of its equity share capital; or

(ii)	the first mentioned company (A) is a subsidiary of any company which is that other company’s (B’s) subsidiary; and

“Variation” means in relation to the equity share capital of the Company a capitalisation issue, a rights issue or open offer, a subdivision, a consolidation or reduction or any other variation.

1.2	Interpretation

The headings in the Rules are for convenience and should be ignored when construing them. Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include both genders.

Reference in the Rules to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them.

2	GRANT OF OPTIONS

2.1	Grant of Options

The Board may at its discretion, grant to any Eligible Employee an Option or Options at the Option Price over such whole number of Shares and on such terms as it decides.

2.2	Period for granting Options

Options can only be granted within the period of 42 days starting on:

(a)	the day after the day on which the Plan is adopted by the Company in general meeting;

(b)	the day after the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period; or

(c)	any day on which the Board resolves that exceptional circumstances exist which justify the grant of Options.

No Option can be granted after the expiry of the Plan Period.

2.3	Conditions to be satisfied on the exercise of Options

An Option may be granted subject to such conditions as the Remuneration Committee may determine being met before it can be exercised. Such conditions:

(a)	must be objective and stated in writing at the Date of Grant;

(b)	may not be waived or amended by the Grantor unless:

(i)	an event occurs which causes the Remuneration Committee to consider that a waiver of or amendment to the conditions would be a fairer measure of performance; and

(ii)	the Remuneration Committee reasonably considers that a waiver of or amendment to the conditions would not make the conditions more difficult to satisfy;

(c)	shall be waived on the exercise of an Option pursuant to Rules 5.2(a) or 5.2(b)(i) or (ii);

(d)	shall be applied on such basis as shall be stated in writing at the Date of Grant on the exercise of an Option pursuant to Rules 5.2(b)(iii) and (iv) and 5.2(d); and

(e)	shall be waived if the Remuneration Committee reasonably considers that the conditions need no longer be satisfied on the exercise of an Option pursuant to Rule 6, and in default of such determination shall be applied on such basis as shall be stated in writing at the Date of Grant.

2.4	Approvals and consents

The grant of an Option will be subject to obtaining any approval or consent required under any applicable regulations or enactments.

2.5	Manner of grant and payment for Options

An Option will be granted so that it constitutes a binding contract between the Grantor and the Participant. Options will be evidenced by one or more documents (which need not be identical) in such form as the Grantor may from time to time approve. In the event of any conflict between the provisions of the Plan and any such documents, the provisions of the Plan shall prevail. There will be no payment for the grant of an Option.

2.6	Options personal to Participants

An Option is personal to the Participant to whom it is granted. It may not, nor may any rights in respect of it, be transferred, assigned, charged or otherwise disposed of to any Person other than on the death of a Participant, when it may be transmitted to his personal representatives.

2.7	Disclaimer of Options

A Participant may disclaim his Option, in whole or in part, in writing to the Secretary of the Company within 30 days after receipt of any document or documents evidencing the grant. No consideration will be paid for the disclaimer of the Option. To the extent that an Option is disclaimed it will be deemed never to have been granted.

2.8	Option over ADSs

(a)	The Remuneration Committee may arrange for

(i)	any Option to constitute a right to ADSs rather than Shares, in which case the references to Shares in the Plan shall be deemed to be references to ADSs, as the context may require; and

(ii)	for the exercise price to be paid in US dollars.

(b)	At its discretion and upon such terms and conditions as it may implement from time to time, the Remuneration Committee may arrange for

(i)	any Option over Shares to be satisfied in the form of ADSs, or for any Option over ADSs to be satisfied in the form of Shares; and

(ii)	for the exercise price of any Option expressed in Sterling to be paid in US dollars, or for the exercise price of any Option expressed in US dollars to be paid in Sterling.

3	OPTION PRICE

3.1	The Remuneration Committee’s decision

The Remuneration Committee will determine the Option Price of an Option which will be stated at the Date of Grant.

3.2	Determining the Option Price

The Option Price shall be the higher of:

(a)	the average of the Market Values rounded up to two decimal places on the three Dealing Days immediately preceding the Date of Grant; and

(b)	the nominal value of a Share, if the Shares are to be subscribed, but subject to any adjustment under Rule 8.

3.3	Excluded Market Value

The Option Price may not be determined on the basis of the Market Value of a Share on a day which is earlier than the first Dealing Day of the period referred to in Rule 2.2(b).

4	PLAN LIMITS

4.1	Incentive stock option limit

The maximum number of ordinary shares (including, where appropriate, the relevant proportion of ADSs) that may be placed under option under the Plan is 171,376,839 ordinary shares, being equivalent to 10% of the Company’s current issued ordinary share capital.

4.2	The 10% limit over 10 years

The number of Shares (including, where relevant ADSs) which may be allocated, as defined in Rule 4.6, under the Plan on any day cannot, when added to the aggregate of the number of

Shares (and ADSs) which have been allocated in the previous 10 years under the Plan and any other Employees’ Share Plan adopted by the Company, exceed that number of Shares that represents 10% of the ordinary share capital of the Company in issue immediately prior to that day.

4.3	The 5% limit over 10 years

The number of Shares (including, where relevant ADSs) which may be allocated, as defined in Rule 4.6, under the Plan on any day shall not, when added to the aggregate of the number of Shares (and ADSs) which have been allocated in the previous 10 years under the Plan and any other Discretionary Share Option Plan adopted by the Company, exceed that number of Shares that represents 5% of the ordinary share capital of the Company in issue immediately prior to that day.

4.4	Individual limits

The maximum aggregate amount payable on exercise of options granted to any Participant under this Plan, when added to the amount payable under a Discretionary Share Option Plan, during a financial year of the Company shall not exceed such amount as is equal to 500% of his salary (or 600% where the Remuneration Committee determines that circumstances exist that are exceptional); and for the purpose of this Rule:

(a)	a Participant’s salary shall be taken to be his basic salary (excluding benefits in kind and bonuses), expressed as an annual rate, payable by the Participating Companies to him at that time; and

(b)	where payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange published in a national newspaper as the Board shall reasonably determine.

4.5	Exclusions from the limits

In calculating the limits in Rules 4.1 to 4.3, any Shares (or ADSs) where the right to acquire them was released or lapsed without being exercised will be disregarded.

4.6	Meaning of allocated

References to “allocated” Shares mean, in the case of any share option plan, the placing of unissued shares under option and, in relation to other types of Employees’ Share Plans, means the issue and allotment of shares.

4.7	Adjustment to Shares to be taken into account

Where Shares which have been issued under the Plan or any other Employees’ Share Plan of the Company are to be taken into account for the purposes of the limits in Rule 4 and a Variation has taken place between the date of issue of those Shares and the date on which the limit is to be calculated, then the number of Shares taken into account for the purposes of the limit will be adjusted in the manner the Remuneration Committee considers appropriate to take account of the Variation.

5	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

5.1	General rules for exercise

Except as provided in Rule 5.2, an Option:

(a)	cannot be exercised earlier than the third anniversary of the Date of Grant or any later date determined by the Grantor at the Date of Grant;

(b)	may only be exercised by a Participant while he is a director or employee of a Participating Company or of an Associated Company; and

(c)	may only be exercised if any conditions imposed under Rule 2.3, and not waived, have been fulfilled to the satisfaction of the Remuneration Committee, other than following an exchange of options under Rule 6.4.

5.2	Exercise in particular cases

An Option not exercised in accordance with Rule 5.1 may be exercised:

(a)	within the period of one year following the date of death of a Participant;

(b)	within the period of six months following the date on which the Participant ceases to hold an office or employment with a Participating Company or an Associated Company if such cessation is because of:

(i)	ill health;

(ii)	disability;

(iii)	the company which employs him ceasing to be under the Control of the Company or such company ceasing to be an Associated Company; or

(iv)	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither under the Control of the Company nor an Associated Company;

(c)	within any of the periods specified for the exercise of Options in Rules 6.1, 6.2 or 6.3;

(d)	in the period beginning three months before and ending three months after the transfer of a Participant to a country outside the United Kingdom who continues or will continue to hold an office or employment with a Participating Company or an Associated Company as a result of that transfer and will either:

(i)	become subject to income tax on his remuneration in the country to which he is transferred so that he will suffer a tax disadvantage on the exercise of his Option following the transfer; or

(ii)	becomes subject to restrictions on his ability to exercise his Option or to deal in the Shares that may be acquired upon the exercise of that Option because of the securities laws or exchange control laws of the country to which he is transferred.

(e)	within such period following the date on which the Participant ceases to hold an office or employment with a Participating Company or an Associated Company for any reason other than the reasons specified in Rules 5.2(a) or 5.2(b) as may be determined by the Remuneration Committee where it exercises its discretion to permit the exercise of the Option.

5.3	Lapsing of Options

Options will lapse to the extent they have not been exercised on the earliest of:

(a)	the tenth anniversary of the Date of Grant;

(b)	the expiry of any of the periods specified in Rule 5.2(a) and 5.2(b) (except that if at the time any of the applicable periods under Rule 5.2(b) expire, time is running under the period in Rule 5.2(a), the Option will not lapse until the expiry of the period under Rule 5.2(a);

(c)	the expiry of the period determined by the Remuneration Committee in accordance with Rule 5.2(e);

(d)	the expiry of any of the periods specified in Rules 6.1, 6.2 or 6.3 except where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 6.1, 6.2 or 6.3) under Rule 6.4;

(e)	the Participant ceasing to hold an office or employment with a Participating Company or an Associated Company in any circumstances other than:

(i)	for any reason specified in Rules 5.2(a), 5.2(b) or 5.2(e); or

(ii)	for any reason whatsoever during any of the periods specified in Rules 6.1, 6.2 or 6.3;

(f)	the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

(g)	the Participant attempting to breach Rule 2.6,

provided that a Participant on leave of absence will not cease to be in employment until the earlier of the date on which the Participant notifies his employer of his intention not to return to work or the date set by the employer for termination of the employment relationship pursuant to applicable leave of absence policies.

6	TAKEOVERS, RECONSTRUCTIONS AND WINDING UP

6.1	General offer

If any Person obtains Control of the Company as a result of making a general offer to acquire shares in the Company, or having obtained such Control makes such an offer, the Board shall within 7 days of becoming so aware notify every Participant and an Option granted under the Plan may be exercised within one month (or such longer period as the Board may permit) of such notification. For the purposes of this Rule 6.1, a Person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

6.2	Compulsory acquisition and winding up

If:

(a)	any Person becomes bound or entitled to acquire Shares in the Company under sections 428 to 430F of the English Companies Act 1985; or

(b)	the Company passes a resolution for voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding up of the Company,

the Board shall forthwith notify every Participant and any Option granted under the Plan may be exercised within one month of such notification, but to the extent that it is not exercised within that period (notwithstanding any other provision of the Plan) lapse on the expiration thereof, except where the Option is released in consideration of the grant of a New Option under Rule 6.4.

6.3	Scheme of arrangement

(a)	If pursuant to a scheme of arrangement between the Company and its shareholders under section 425 of the English Companies Act 1985 any company obtains control of the Company the Options shall, subject to Rule 6.3(b) neither become exercisable nor lapse upon the scheme of arrangement becoming effective.

(b)	The Board may, acting fairly and reasonably, permit Options to become exercisable for such period and on such terms as they determine and they may determine that Options shall lapse at the end of any such period. The Board may also provide that an Option shall lapse on the scheme of arrangement becoming effective.

6.4	Exchange of Options

If any company (“the Acquiring Company”):

(a)	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)	all the shares in the Company which are of the same class as the Shares,

in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

(b)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the English Companies Act 1985; or

(c)	becomes entitled to acquire Shares under sections 428 to 430F of that Act,

any Participant may, at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which (for the purposes of Part 6 of Schedule 4 to the ITEPA) is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph 16(b) or (c) of Schedule 4 to the ITEPA).

6.5	The New Option

The New Option will not be regarded as equivalent to the Old Option unless the conditions set out in paragraph 27 of Schedule 4 to the ITEPA are satisfied, but so that the provisions of the Plan will for this purpose be construed as if the New Option were an option granted under the Plan at the same time as the Old Option except for the purpose of the definition of “Participating Company”, and as if:

(a)	the reference to Signet Group plc in the definition of the “Company” in Rule 1.1 were a reference to the different company mentioned in Rule 6.1;

(b)	the proviso to Rule 10.1 and Rule 10.2 were omitted;

(c)	the reference in Rule 5.2(b) to the “Remuneration Committee” were a reference to the “Board”; and

(d)	references in Rules 8.3, 9.4, 9.5 and 9.6 to the “Grantor” were references to the grantor of the New Option.

7	EXERCISE OF OPTIONS

7.1	Exercise in whole or in part

An Option may be exercised in whole or in part.

7.2	Manner of exercise

To exercise an Option, the Participant must deliver at the address specified in the notice of exercise:

(a)	an option certificate (or other document or documents evidencing grant as appropriate) covering at least all the Shares over which the Option is then to be exercised;

(b)	the notice of exercise in the prescribed form properly completed and signed by the Participant (or by his duly authorised agent); and

(c)	remittance in cleared funds for the Exercise Price for the Shares over which the Option is exercised.

7.3	Option Exercise Date

If any conditions must be fulfilled before an Option may be exercised, the Option will not be validly exercised unless and until the Remuneration Committee is satisfied that those conditions have been fulfilled. Otherwise, the Option Exercise Date will be the date of receipt of the items referred to in Rule 7.2.

7.4	Withholding for tax

It shall be a condition to the obligation of the Company to deliver Shares or ADSs pursuant to any Option under the Plan that the recipient of such Option pay to the Company (or the Subsidiary or the entity that employs the recipient) such amount as may be required by the Company or such Subsidiary for the purpose of satisfying any liability for any US Federal, state or local taxes of any kind required to be withheld with respect thereto.

Any Option granted under the Plan may require the Company (or the entity that employs the recipient), or permit the recipient of such Option to elect, in accordance with any applicable rules established by the Company, to withhold or to pay all or a part of the amount of such withholding taxes in Shares or ADSs. Such election may be denied by the Company in its sole discretion, or may be made subject to certain conditions specified by the Board.

The Grantor or the Participant’s employing company may, without the need for any further authority or consent, withhold any amount and make the arrangements it considers necessary to meet any liability of the Participant to taxation or social security contributions in connection with the grant, exercise or cancellation of Options (or otherwise from benefits delivered under the Plan). These arrangements may include the sale of any Shares acquired by a Participant under the Plan on behalf of a Participant.

7.5	Issue of Shares

Options may be satisfied by the Company only by the issue of Shares. Subject to Rule 7.6, Shares will be allotted to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the Option Exercise Date.

7.6	Consents

The issue of any Shares under the Plan will be subject to obtaining any necessary approval or consent.

7.7	Ranking of Shares

Shares issued to a Participant under the Plan will rank equally in all respects with the Shares then in issue, except that they shall not rank for any right attaching to them by reference to a record date preceding the Option Exercise Date.

7.8	Listing

If the Shares are listed on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

8	ADJUSTMENT OF OPTIONS

8.1	Variation of equity share capital

If there is a Variation in the equity share capital of the Company:

(a)	the number and/or the nominal value of Shares over which an Option is granted;

(b)	the Option Price; and

(c)	where an Option has been exercised but on the date of the Variation no Shares have been delivered pursuant to that exercise, the number of Shares which may be delivered and the price at which they may be acquired, will be adjusted in the manner the Remuneration Committee determines so that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the Exercise Price will remain unchanged.

8.2	Nominal value of Shares

Apart from under this Rule 8.2, no adjustment under Rule 8.1 can reduce the Option Price to less than the nominal value of a Share. Any adjustment made to the Option Price of Options over unissued Shares will only be made if and to the extent that the Board is authorised to:

(a)	capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price; and

(b)	apply that sum in paying up the Shares so that on exercise of the Option the Board will capitalise that sum and apply it in paying up the Shares.

8.3	Notifying Participants of adjustments

The Grantor will take the steps it considers necessary to notify Participants of any adjustment made under Rule 8 and may call in, cancel, endorse, issue or re-issue any certificate as a result of that adjustment.

9	ADMINISTRATION

9.1	Notices

Any notice or other communication in connection with the Plan will be in writing and may be given:

(a)	by personal delivery; or

(b)	by sending it by post:

(i)	in the case of a company to its registered office; and

(ii)	in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment; or

(c)	by sending it by facsimile, email or any form of electronic transfer acceptable to the Grantor to:

(i)	in the case of a company, the facsimile number, email address or other number or address that the company notifies; and

(ii)	in the case of an individual to his last known facsimile number or email address, or where he is a director or employee of a Participating Company or an Associated Company, to his workplace facsimile number or email address.

9.2	When notice is given

Any notice under Rule 9.1 will be given:

(a)	if delivered, at the time of delivery;

(b)	if posted, at 10.00am on the second business day after it was put into the post; or

(c)	if sent by facsimile, email or any other form of electronic transfer at the time of despatch.

In proving service of notice it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic transfer was properly addressed and despatched as appropriate.

9.3	Partial exercise of Options

If an Option is exercised in part, the Grantor may call in, endorse or cancel and re-issue, as it considers appropriate, any certificate (or other document or documents evidencing grant as appropriate) for the balance of the Shares over which the Option was granted.

9.4	Replacement option certificates

If any option certificate (or other document or documents evidencing grant as appropriate) is worn out, defaced or lost, it may be replaced on the evidence that the Grantor requires being provided.

9.5	Shares to cover Options

The Grantor will ensure that the Company has sufficient authorised but unissued share capital available to satisfy all outstanding Options.

9.6	Administration of the Scheme

The Plan will be administered by the Board. The Board has full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt any regulations for administering the Plan and any documents it thinks necessary or appropriate. The Board’s decision on any matter concerning the Plan will be final and binding on all Participants.

9.7	Costs of introducing and administering the Plan

The costs of introducing and administering the Plan will be borne by the Company. However, the Company may require any Subsidiary of the Company to enter into an agreement which obliges that Subsidiary to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of the Subsidiary’s officers or employees. The Company may also enter into a similar agreement with any Participating Company or Associated Company which is not a Subsidiary of the Company.

10	AMENDING THE PLAN

10.1	The Board’s power to amend the Plan

Subject to the provisions of Rule 10, the Board can at any time amend any of the provisions of the Plan in any respect.

10.2	Shareholders’ approval

No amendment to the advantage of Participants will be made under Rule 10.1 without the prior approval by ordinary resolution of the members of the Company in general meeting unless the amendment is:

(a)	minor and to benefit the administration of the Plan;

(b)	to take account of any changes in legislation; or

(c)	to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company, a Subsidiary of the Company or an Associated Company or any Participant.

10.3	Participants’ Approval

No amendment will be made under Rule 10.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

(a)	with the written consent of the number of Participants that hold Options under the Plan to acquire 75% of the Shares which would be delivered if all Options granted and subsisting under the Plan were exercised (ignoring any conditions which may be attached to their exercise); or

(b)	by a resolution at a meeting of Participants passed by not less than 75% of the Participants who attend and vote either in person or by proxy,

and for the purpose of this Rule 10.3 the provisions of the articles of association of the Company relating to shareholder meetings will apply with the necessary changes.

10.4	Notice of amendments

Participants will be given written notice of any amendments to the Plan made under Rule 10.1 as soon as reasonably practicable after they have been made.

10.5	Prohibited amendment

No amendment will be made to the Plan if, as a result of the amendment, it would cease to be an Employees’ Share Plan.

11	GENERAL

11.1	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time by the passing of an appropriate resolution by the Board. Termination of the Plan will not affect the subsisting rights of Participants.

11.2	Rights of Participants and Eligible Employees

Nothing in the Plan will give any officer or employee of any Participating Company or Associated Company any right to participate in the Plan. The rights and obligations of any individual under the terms of his office or employment with a Participating Company or Associated Company will not be affected by his participation in the Plan nor any right which he may have to participate under it. A Participant holding an Option will not have any rights of a shareholder of the Company with respect to that Option or the Shares subject to it.

11.3	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages for the termination of his office or employment with a Participating Company or Associated Company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or to be entitled to exercise any Option under the Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements. Nothing in the Plan or in any document executed under it will give any Person any right to continue in employment or will affect the right of the Company, any Subsidiary of the Company or any Associated Company to terminate the employment of any Participant without liability at any time, with or without cause, or will impose on the Company, any Participating Company, the Grantor, the Board, the Remuneration Committee or their respective agents and employees any liability in connection with the loss of a Participant’s benefits or rights on the exercise of a discretion under the Plan for any reason as a result of the termination of his employment.

11.4	The Benefits of Rule 11.3 and 11.4

The benefit of Rules 11.3 and 11.4 is given for the Company, for itself and as trustee and agent of all its Subsidiaries, Participating Companies and Associated Companies. The Company will hold the benefit of these Rules on trust and an agent for each of them and may assign the benefit of this Rule 11.5 to any of them.

11.5	Section 16 compliance

If any securities of the Company should become subject to Section 16 of the US Securities Exchange Act 1934, the Company shall take all appropriate action to ensure the US Plan complies with Rule 16b-3 under that Act.

11.6	Articles of association

Any Shares subscribed on the exercise of Options shall be subject to the articles of association of the Company.

11.7	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan.

11.8	Securities laws compliance

No Shares or ADSs may be issued in connection with the exercise of an Option granted under this Plan unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable US Federal and state securities laws.

11.9	Governing Law

These Rules will be governed by and construed in accordance with the laws of England. All Participants, the Company and any other Participating Company or Associated Company will submit to the jurisdiction of the English courts in relation to anything arising under the Plan.

12	INCENTIVE STOCK OPTIONS

Incentive Stock Options may be granted only to those Eligible Employees who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)) at the date of grant.

The aggregate fair market value (determined as of the time the Option is granted) of the Shares or ADSs with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all option plans of the Company and of any parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code, respectively)) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted.

The per-share exercise price of an Incentive Stock Option shall not be less than 100% of the fair market value of the Shares or ADSs, as the case may be, on the date of grant, and no Incentive Stock Option may be exercised later than ten years after the date it is granted; provided, however, Incentive Stock Options may not be granted to any Eligible Employee who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, unless the exercise price is fixed at not less than 110% of the fair market value of the Shares or ADSs, as the case may be, on the date of grant and the exercise of such Option is prohibited by its terms after the expiration of five years from the date of grant of such Option.